Eastern Light Capital Announces Third Quarter Earnings

SAN FRANCISCO, CA -- 11/17/2008 -- Eastern Light Capital, Incorporated. ("ELC") (AMEX: ELC), a specialty lender organized as a real estate investment trust ("REIT"), announced net income of $5,244 ($0.01 basic and diluted per share) for the three months ended September 30, 2008, as compared to net loss of $764,368 (($2.01) basic and diluted) for the like period in 2007. ELC also reported net income of $16,610 ($0.04 basic and diluted per share) for the nine months ended September 30, 2008 as compared to net loss of $1,037,328 (($2.72) basic and diluted) for the like period in 2007. ELC filed its third quarter 10-Q with the Securities and Exchange Commission on November 14, 2008.

Chief Executive Officer Richard Wrensen noted, "In March 2006 we eliminated sub-prime and Alt-A mortgage originations and investments in order to focus on mortgage sales. In 2007, we focused on asset management and debt reduction. In 2008, despite the correctness of our prior decisions, the pervasive declines in employment, credit availability and residential home values has continued to pressure earnings. Nevertheless, our third consecutive profitable quarter is a significant achievement that demonstrates the dedication of our employees and the wisdom of our Board of Directors. Prospectively, the effects of declining employment and home prices will continue to pressure operating results. Earlier this year Eastern Light had forecast a profit for the fiscal year ending December 31, 2008. We hope to deliver on that forecast, but must remind shareholders and potential investors that the operating environment remains challenging and our ability to remain profitable, during a sustained period of declining home prices is increasingly difficult."

About Eastern Light Capital

ELC has historically invested in high yielding, mortgage loans located in California. Historically, only residential loans with a combined loan-to-value of 75% or less were originated by ELC as portfolio investments. In early 2006, the Company suspended its mortgage banking business and at year end 2006, all unsold mortgages, including loans with a loan-to-value greater than 75% became portfolio investments. ELC is examining strategic changes to its capital structure, investment policies and business model to enhance shareholder value.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Company's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and unseen factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 693-9500
IR@caitreit.com
www.caitreit.com